THE GABELLI MONEY MARKET FUNDS 485BPOS

Exhibit 28(j)(i)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment No. 46 to the Registration Statement (Form N-1A, No. 33-48220) of The Gabelli Money Market Funds, and to the incorporation by reference therein of our report dated November 25, 2020 on The Gabelli U.S. Treasury Money Market Fund, included in the 2020 annual report to shareholders.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

January 28, 2021